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                                                                   EXHIBIT 21

            FLEMING COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                        SUBSIDIARIES OF THE REGISTRANT



The following table sets forth Fleming's active wholly owned subsidiaries:

                                                JURISDICTION OF
         NAME                                    ORGANIZATION
         ----                                   ---------------
Baker's Supermarkets, Inc.                         Nebraska
Fleming Holdings, Inc. (1)                         Delaware
Fleming Supermarkets, Inc.                         Wisconsin
Fleming International, Ltd.                        Oklahoma
Fleming Transportation Service, Inc.               Oklahoma


(1) Includes: (a) Scrivner, Inc., which has 12 wholly owned subsidiaries;
    (b) Scrivner-Food Holdings, Inc. which is 50% owned by Fleming Holdings, Inc. and 50% owned by Scrivner, Inc.; and Gateway Foods, Inc., which has 15 subsidiaries and is wholly owned by Scrivner-Food Holdings, Inc.

Not included above are 7 retail equity store corporations in which Fleming owns more than 50% of the voting securities as described under "Capital Invested in Retailers" in Item 1 hereto. In addition, the company has other subsidiaries that are not reflected herein. In the aggregate, these are not significant.